EXHIBIT 8.2

[LETTERHEAD OF SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.]



                                 December 21, 1998




Capital Bank
4400 Falls of the Neuse Road
Raleigh, North Carolina  27609

      Agreement and Plan of Reorganization and Share Exchange Dated as of August 12, 1998 By and Between Capital Bank and Capital Bank Corporation

Gentlemen:

      You have asked for our opinion in connection with the proposed exchange (the "Exchange") of shares of the no par value common stock of Capital Bank Corporation, a North Carolina corporation, for the shares of $5 par value common stock of Capital Bank, a North Carolina-chartered bank, pursuant to the terms of the Agreement and Plan of Reorganization and Share Exchange dated as of August 12, 1998 by and between Capital Bank and the Capital Bank Corporation (the "Exchange Agreement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Exchange Agreement.

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Exchange Agreement, the Registration Statement filed with the Securities and Exchange Commission on October 19, 1998 and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

      In rendering the opinions set forth below, we have relied, with your permission, upon certain written factual representations of Capital Bank and Capital Bank Corporation dated as of the date of this letter. We have assumed that any representation or statement made in connection with such representations that is made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that when a person or entity making a representation has represented that such person or entity either is not a party to or does not have, or is not aware of, any plan or intention, understanding or agreement as to a particular matter, there is in fact no such plan, intention, understanding or agreement. We also have assumed that all such written representations will be true as of the Effective Time of the Exchange.

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Capital Bank
December 21, 1998
Page 2

      In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as of the date hereof. All of such authorities are subject to change, possibly with retroactive effect. Any such change could affect the opinions rendered below. Our opinion does not address the federal income tax consequences of the Exchange to Capital Bank shareholders in special circumstances, including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, persons who do not hold Capital Bank Common Stock as capital assets, individuals who received Capital Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and non-U.S. persons.

      Based upon and subject to the foregoing, and subject to the discussions of the continuity of interest requirement and the applicability of Section 351 which follow, we are of the opinion that:

(i) The Exchange will constitute a tax-free reorganization under Section 368(a)(1)(B) of the Code, and Capital Bank and Capital Bank Corporation will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

(ii) Capital Bank's shareholders will not recognize any gain or loss on the receipt of the Capital Bank Corporation Common Stock in exchange for their Capital Bank Common Stock.

(iii) The basis of each Capital Bank shareholder in Capital Bank Corporation's Common Stock received by such shareholder will be the same as the basis of such shareholder in the Capital Bank Common Stock surrendered in exchange therefor.

(iv) The holding period of Capital Bank Corporation's Common Stock received by each Capital Bank shareholder in the Exchange will include the holding period of the Capital Bank Common Stock surrendered in exchange therefor, provided that the Capital Bank Common Stock is held as a capital asset at the Effective Time of the Exchange.

(v) If a Capital Bank shareholder dissents from the Exchange and receives cash for his Capital Bank Common Stock, the receipt of such cash will be a taxable transaction and will be treated as a distribution and redemption of his shares, subject to the provisions and limitations of Sections 301 and 302 of the Code.

Continuity of Interest Requirement

      In order for the Exchange to qualify as a reorganization, among other requirements, the Capital Bank shareholders must exchange a substantial portion of the proprietary interests in Capital Bank for a proprietary interest in Capital Bank Corporation. The IRS takes the position for advance ruling purposes that this "continuity of interest" requirement is satisfied in a

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Capital Bank
December 21, 1998
Page 3

potential reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's shareholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the potential reorganization.

      Based on the foregoing, the continuity of interest requirement will be satisfied in the Exchange if, at the Effective Time of the Exchange, the value of the Capital Bank Corporation Common Stock issued in the Exchange equals or exceeds the amount of any cash and the fair market value of any other property received by dissenting Capital Bank shareholders in exchange for their Capital Bank Common Stock. For purposes of this opinion, we have therefore assumed that the cash and the fair market value of any property paid to dissenting Capital Bank shareholders will not exceed the fair market value at the Effective Time of the Exchange of the Capital Bank Corporation Common Stock issued in the Exchange.

Applicability of Section 351

            A transaction such as the Exchange which is described in Section 368(a)(1)(B) of the Code may also be described in Section 351 of the Code if the exchanging shareholders receive stock representing control of the acquiring corporation. For this purpose control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of all other classes of stock of the corporation. Capital Bank shareholders will initially receive stock representing control of Capital Bank Corporation in the Exchange, but such control may be lost upon the issuance of additional Capital Bank Corporation Common Stock to the shareholders of Home Savings Bank of Siler City, Inc. SSB ("Home") as described in the Registration Statement. It is therefore possible that the Exchange may be described in both Sections 368(a)(1)(B) and 351 (if the Capital Bank shareholders' control of Capital Bank Corporation is respected) or described only in Section 368(a)(1)(B) (if the Capital Bank shareholders' control of Capital Bank Corporation is disregarded as a result of the Home acquisition). In either event, the consequences to the Capital Bank shareholders would be the same as the consequences described in (ii) through (v) above.

      Our opinion expressed in this letter is based on current law and upon facts and assumptions as of the date of this letter. Our opinion is subject to change in the event of a change in the applicable law, a change in the interpretation of the applicable law by the courts or by the Internal Revenue Service or a change in any of the facts or assumptions upon which the opinion is based. There is no assurance that legislative, regulatory, administrative or judicial developments may not be forthcoming which would significantly modify the statements or opinion expressed in this letter. Any such developments may or may not be retroactive. This opinion represents our best legal judgment but has no binding effect or official status of any kind. As a result, no assurance can be given that the opinion expressed in this letter will be sustained by a court if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Exchange.

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Capital Bank
December 21, 1998
Page 4

      Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Exchange or of any transactions related to the Exchange or contemplated by the Exchange Agreement. This opinion is being furnished only to you in connection with the Exchange and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without or express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with the Securities and Exchange Commission.

                                    Very truly yours,

                                    SMITH, ANDERSON, BLOUNT, DORSETT,
                                    MITCHELL & JERNIGAN, L.L.P.


                                    By:  /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                         MITCHELL & JERNIGAN, L.L.P.

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